Exhibit 99.1

Estrella Immunopharma Announces Approximately $3.35 Million Private Placement Equity Financing

Emeryville, California, June 3, 2025 – Estrella Immunopharma, Inc. (NASDAQ: ESLA) (“Estrella” or the “Company”), a clinical stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancer and autoimmune diseases, today announced that on May 30, 2025, it entered into a securities purchase agreement (the “Purchase Agreement”) for a private investment in public equity (“PIPE”) financing that is expected to result in approximately $3.35 million in gross proceeds.

Pursuant to the terms of the securities purchase agreement, at the closing of the PIPE financing, Estrella will issue an aggregate of 2,333,334 shares of its common stock at a price of $1.50 per share. The last reported sale price of the common stock of the Company on May 29, 2025 was $1.00 per share.

Estrella intends to use the net proceeds from the PIPE to support the completion of Phase I of its STARLIGHT-1 clinical trial, evaluating EB103, a CD19-Redirected ARTEMIS® T-cell therapy, in adult patients with relapsed/refractory B-cell non-Hodgkin’s lymphoma (NHL).

“We are encouraged by the strong support from our investors, which reflects confidence in the potential of our ARTEMIS® T-cell therapy,” said Cheng Liu, Chief Executive Officer of Estrella Immunopharma. “This financing strengthens our balance sheet and enables us to advance the clinical development of EB103, accelerating our mission to bring safer, more effective immunotherapies to patients in need.”

The closing of the Private Placement is subject to the satisfaction of customary closing conditions.

The securities to being offered and sold in the PIPE financing have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities laws, and are being offered and sold in a transaction exempt from the registration requirements of the Securities Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Pursuant to the Purchase Agreement, the Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the securities to be issued in the PIPE financing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About EB103

EB103, a T-cell therapy, also referred to as Estrella’s “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes ARTEMIS® technology licensed from Eureka Therapeutics, Inc. (“Eureka”), Estrella’s parent company. Unlike a traditional CAR-T cell, the unique design of an ARTEMIS® T-Cell, like EB103 T-cell, allows it to be activated and regulated upon engagement with cancer targets that use a cellular mechanism more closely resembling the one from an endogenous T-cell receptor. Once infused, EB103 T-cells seek out CD19-positive cancer cells, bind to these cells, and destroy them.

About Estrella Immunopharma

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella’s lead product candidate, EB103, utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies.

For more information about Estrella, please visit www.estrellabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including but not limited to those regarding the potential benefits and therapeutic advantages of EB103 and ARTEMIS® T-cell therapy, the anticipated progress and milestones of the STARLIGHT-1 Phase I/II clinical trial, and the future development plans for EB103, are based on our management’s current expectations, estimates, forecasts, and projections about the industry and markets in which we operate and our management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Estrella Immunopharma, Inc.

IR@estrellabio.com